UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015 (March 26, 2015)

STEWART INFORMATION SERVICES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-02658	74-1677330
(State or other jurisdiction of incorporation or organization)	Commission File Number:	(I.R.S. Employer Identification No.)

1980 Post Oak Blvd., Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 713-625-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 26, 2015, Stewart Information Services Corporation (the “Company”) entered into an Agreement (the “Agreement”) with Bulldog Investors, LLC, on behalf of each account over which it exercises investment authority (collectively, “Bulldog”) and James Chadwick (the “New Director”). Bulldog beneficially owns approximately 5.0% of the outstanding common stock of the Company. The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the Agreement, the Board of Directors of the Company (the “Board”) agreed to (i) nominate the New Director as a director to be elected by the holders of Common Stock at the 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and (ii) not nominate Dr. W. Arthur Porter as a director to be elected by the holders of Common Stock at the 2015 Annual Meeting. Accordingly, Dr. Porter’s term will expire at the 2015 Annual Meeting.

Pursuant to the Agreement, the Company agreed to present an advisory proposal at the 2015 Annual Meeting relating to the conversion of the Class B common stock into common stock (the “Stockholder Advisory Proposal”). The Board agreed not to take any position or make any recommendation with regard to the Stockholder Advisory Proposal. In addition, promptly following the 2015 Annual Meeting, the Board agreed to appoint the New Director to the Compensation Committee, which will thereafter be composed of four directors, including Arnaud Ajdler and two other directors selected by the Board.

As a condition to the New Director’s appointment to the Board, Bulldog agreed, on behalf of itself and its affiliates including Opportunity Partners, LP, to irrevocably withdraw the notice of stockholder nomination of individuals for election as directors at the 2015 Annual Meeting submitted to the Company on February 12, 2015.

Bulldog agreed that it will not, nor will it encourage any Company stockholder to, nominate or recommend for nomination any person for election at the 2015 Annual Meeting, submit proposals for consideration or otherwise bring any business before the 2015 Annual Meeting, nor will it engage or participate in the solicitation of proxies or exempt solicitations with respect to the 2015 Annual Meeting.

The Company’s obligations under the Agreement terminate immediately and the New Director will offer to resign from the Board if Bulldog ceases to beneficially own at least 2 percent of the Company’s outstanding common stock.

The Agreement further provides that Bulldog will vote all of its shares in accordance with the recommendations of the Company’s Board on all matters presented to stockholders at the 2015 Annual Meeting, provided that Bulldog may vote as it chooses with regard to the Stockholder Advisory Proposal.

Under the terms of the Agreement, during the period from March 26, 2015 until the earlier of (i) the Company’s material breach of certain specified obligations under the Agreement, which breach has not been cured within a 10-day period; (ii) 10 business days prior to the expiration of the Company’s advance notice deadline for the nomination of directors at the 2016 annual meeting of stockholders pursuant to the Company’s Amended and Restated Bylaws, as such may be amended from time to time; and (iii) any other date established by mutual written agreement of the Company and Bulldog (the “Standstill Period”), Bulldog agreed not to, among other things, acquire more than 9.99% of the then-issued and outstanding shares of the Company’s common stock, solicit proxies, including for the election of directors or any stockholder proposal, or enter into a voting agreement or any group with other shareholders. In addition, among other standstill provisions, Bulldog agreed that, during the Standstill Period, Bulldog will not seek to effect, or encourage any third party in effecting, any offer or proposal with respect to any merger, acquisition, recapitalization, restructuring or other similar extraordinary transaction involving the Company, will not seek to remove any member of the Board and will not call or seek to call any meeting of stockholders, or act by written consent.

The Company also agreed to reimburse Bulldog for its reasonable, documented out-of-pocket fees and expenses in connection with matters related to the 2015 Annual Meeting, up to a maximum of $15,000.

Each of the parties to the Agreement also agreed to mutual non-disparagement obligations.

In connection with his nomination for election as a director to the Board, the Board determined that the New Director qualified as an independent director under the listing standards of the New York Stock Exchange and applicable SEC rules. As of the date of the Agreement, the New Director has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company regarding these events is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement, dated as of March 26, 2015, by and among Stewart Information Services Corporation and Bulldog Investors, LLC

99.1	Press release, dated March 27, 2015

99.2	Letter to Employees, dated March 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART INFORMATION SERVICES CORPORATION

Date: March 27, 2015	By:	/s/ J. Allen Berryman

		Name:	J. Allen Berryman

		Title:	Chief Financial Officer, Secretary, Treasurer and Principal Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated as of March 26, 2015, by and among Stewart Information Services Corporation and Bulldog Investors, LLC

99.1	Press release, dated March 27, 2015

99.2	Letter to Employees, dated March 27, 2015